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                                                       the assets of the applicable class; that the payment of such fees by
Service Contract                                       each class has been authorized pursuant to, and shall be paid in
WITH RESPECT TO SHARES OF:                             accordance with, a Distribution and Service Plan approved by the
(  )  Prime Fund - Capital Reserves Class              Board of Trustees of the Fund, by those Trustees who are not
(  )  Treasury Fund - Capital Reserves Class           "interested persons" of the Fund (as defined in the 1940 Act) and
(  )  Tax-Exempt Fund - Capital Reserves Class         who have no direct or indirect financial interest in the operation of
To Fidelity Distributors Corporation:  We desire
 to enter into a Contract                              the Distribution and Service Plan or in any agreements related to with you for activities in connection with the
 distribution of shares and the                        the Distribution and Service Plan ("Qualified Trustees"), and by
servicing of holders of shares of the Funds noted
 above (each a "Fund"), of                             shareholders of such class; and that such fees are subject to change which you are the principal underwriter as defined
 in the Investment                                     during the term of this Contract and shall be paid only so long as
Company Act of 1940 (the "1940 Act") and for which
 you are the agent                                     this Contract is in effect.  We also understand and agree that,
for the continuous distribution of shares.             notwithstanding anything to the contrary, if at any time payment of
THE TERMS AND CONDITIONS OF THIS CONTRACT ARE AS
 FOLLOWS:                                              all such fees accrued or payable by a class would, in your
1.   We shall provide distribution and certain
 Fund-related services for our                         reasonable determination, conflict with the limitations on sales or clients who beneficially own shares of the Funds
 ("Clients"), which                                    service charges set forth in Section 2830(d) of the NASD Conduct services may include, without limitation:  selling
 shares; answering                                     Rules, then such fees shall not be paid; provided that in such event client inquiries regarding the Funds; assistance to
 Clients in changing                                   the Fund's Board of Trustees may, but is not required to, establish dividend options, account designations and addresses;
 performance of                                        procedures to pay such fees, or a portion thereof, in such manner subaccounting; processing purchase and redemption
 transactions,                                        and amount as they shall deem appropriate.
including automatic investment and redemption of
 Client account cash                                  5. We agree to conduct our activities in accordance with all applicable balances; providing periodic statements showing a
 Client's account                                     federal and state laws and regulations, including securities laws and balance and the integration of such statements with
 other transactions;                                  any obligation thereunder to disclose to our Clients the receipt of arranging for bank wires; and providing such other
 information and                                      fees in connection with their ownership of shares of the Funds.  We services as you or our Clients reasonably may request.also shall disclose the availability of other classes of the Funds to
2. We shall provide such office space and equipment,
 telephone facilities                                 Clients eligible to purchase such class(es).
and personnel (which may be all or any part of the
 space, equipment                                     6. You reserve the right, at your discretion and without notice, to and facilities currently used in our business, or all
 or any personnel                                     suspend or withdraw the sale of shares of any Fund.
employed by us) as is necessary or beneficial for
 providing
Fund-related information and services to Clients.     7. This Contract shall continue in force for one year from the effective
3. We agree to indemnify and hold you, the Funds,
 and the agents and                                   date (see below), and thereafter shall continue automatically for affiliates of each, harmless from any and all direct
 or indirect liabilities                              successive annual periods, provided such continuance is
or losses resulting from requests, directions,
 actions or inactions, of or                          specifically subject to termination without penalty at any time if a by us or our officers, employees or agents regarding
 the purchase,                                        majority of the Fund's Qualified Trustees or a majority of the redemption, transfer or registration of shares of
 the Funds.  Such                                     outstanding voting securities (as defined in the 1940 Act) of the indemnification shall survive the termination of
 this Contract.                                       applicable class to terminate or not to continue the Distribution and
 Neither we nor any of our officers, employees or
 agents are authorized                                Service Plan.  Either of us also may cancel this Contract without to make any representation concerning shares of the
 Funds except those                                   penalty upon telephonic or written notice to the other; and upon contained in the then current Prospectus for the
 Funds.  We shall have                                telephonic or written notice to us, you may also amend or change no authority to act as agent for the Funds or for you.any provision of this Contract.  This Contract will also terminate
4. In consideration of the services and facilities
 described herein, we shall                           automatically in the event of its assignment (as defined in the 1940 be entitled to receive, and you shall pay or cause
 to be paid to us, fees                               Act).
at an annual rate as set forth on the accompanying
fee schedule.  We                                     8. All communications to you shall be sent to you at your offices, 82
understand that such fees will be paid out of         Devonshire Street, Boston, MA  02109.  Any notice to us shall be duly given if mailed or telegraphed to us at the address shown in this Contract.
                                                      9. The Contract shall be construed in accordance with the laws of the
                                                      Commonwealth of Massachusetts.

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Very truly yours,




__________________________________________________________________________
____________________________
Name of Qualified Recipient (Please Print or Type)




__________________________________________________________________________
____________________________
Street   City                                    State
              Zip Code


By
__________________________________________________________________________
_________________________
     Authorized Signature



Date__________________________________________